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Exhibit 5.1

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099

November 13, 2003

TransDigm Inc.
on behalf of the Registrants
26380 Curtiss Wright Parkway
Richmond Heights, OH 44143

Re:
Registration Statement on Form S-4
(File No. 333-108340)

Ladies and Gentlemen:

We are counsel for:

  (a)
  TransDigm Inc., a Delaware corporation (the "Company"),

  (b)
  TransDigm Holding Company, a Delaware corporation ("TransDigm Holding"),

  (c)
  Marathon Power Technologies Company, a Delaware corporation, Champion Aerospace, Inc., a Delaware corporation, and TD Finance Corporation, a Delaware corporation (collectively, the "Delaware Subsidiaries"), and

  (d)
  ZMP, Inc., a California corporation, Adams Rite Aerospace, Inc., a California corporation, and Christie Electric Corp., a California corporation (collectively, the "California Subsidiaries" and, together with the Delaware Subsidiaries, the "US Subsidiaries"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-108340) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $400,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2011 (the "New Notes") offered in exchange for up to $400,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2011 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes").

The Original Notes were issued under, and the New Notes are to be issued under, the Indenture (the "Indenture"), dated as of July 22, 2003, among the Company, as successor issuer of TD Funding Corporation, TransDigm Holding, as successor of TD Acquisition Corporation, the Guarantors named therein and The Bank of New York, as trustee (the "Trustee"), as supplemented. The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the "Exchange Offer"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement. As used herein, the term "Registrants" refers to the Company, TransDigm Holding and the US Subsidiaries and the term "Delaware Entities" refers to the Company, TransDigm Holding and the Delaware Subsidiaries.

In so acting, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the respective certificates of incorporation, as amended, and by-laws of the Delaware Entities and such documents, corporate records, certificates or other instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below. We have relied upon the opinion of Baker & Hostetler LLP, California counsel to the California Subsidiaries, as to matters of California law governing the corporate power of the California Subsidiaries to enter into and perform the Indenture and the due authorization by such parties of the Indenture. As to certain factual matters, we have relied upon certificates of public officials, certificates and statements (including representations and warranties as to facts set forth in any of the documents referred to herein) of officers of the

Registrants, and such other documents as we have deemed necessary or appropriate for this opinion. In such examinations, we have assumed:

  (i)
  the genuineness of all signatures of all parties other than the signatures of the Registrants;

  (ii)
  the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies;

  (iii)
  the due authorization, execution and delivery of all documents and agreements by all parties other than the Registrants; and

  (iv)
  the legal right and power of all such parties other than the Registrants under all applicable laws and regulations to enter into, execute and deliver such agreements and documents.

Based on the foregoing, we are of the opinion that:

  1.
  The execution and delivery of the Indenture has been duly authorized by the Registrants who are parties thereto, and the Indenture constitutes the legal, valid and binding obligation of such parties enforceable against such parties in accordance with the terms thereof, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, or (b) general principles of equity.

  2.
  The New Notes have been duly authorized by the Company and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, or (b) general principles of equity.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States.

We hereby consent to being named as counsel for the Company in the Registration Statement and under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto.

Very truly yours,

/s/  WILLKIE FARR & GALLAGHER LLP

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  Exhibit 5.1